Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY NAMES JAMES LINVILLE CHIEF EXECUTIVE OFFICER

SAN ANTONIO, TEXAS – August 4, 2017 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced that its recently named President, James Linville, has been named Chief Executive Officer. Mr. Linville, a petroleum engineer by background, has led and managed oil and gas development projects in the majority of the major unconventional U.S. basins, including in the Delaware and Midland basins of the Permian, for companies including U.S. Energy Development Corporation, American Energy Partners, and Devon Energy (NYSE:DVN) throughout his 30-year career. Amongst his key career accomplishments are evaluating over $12 billion of acquisitions, with over $5 billion completed; co-managing approximately $850 million multi-rig horizontal development programs, and overseeing drilling of over 500 wells.

Abraham (Avi) Mirman has resigned from his posts as Chief Executive Officer and Director of the Company, effective immediately. Mr. Mirman commented: “I will miss the Lilis family dearly. I want to thank all stakeholders who believed in me and believed in the vision I set forth for the company. I sincerely hope that I have made you proud through what has been accomplished. It is with a heavy heart that I am leaving the company, but the interests of the company and its shareholders are, and have always been, my main priority.”

“The Board is extremely grateful for Avi’s years of dedication and leadership at Lilis. Avi has led an incredible transformation of Lilis into a leading Delaware Basin growth company. We sincerely thank him for his service," said Ronald D. Ormand, Executive Chairman of the Board. “The Board is enthusiastic about Jim Linville stepping into his new role as Chief Executive Officer. Jim’s impressive track record in oil and gas and substantial operational expertise will be a significant asset to the company.”

Mr. Linville commented: “I’d like to thank Avi, as well. The team that he assembled is tremendous, and among the most talented and dedicated I’ve had the pleasure to work with. We are well capitalized and our assets in the core of the Delaware Basin are consistently delivering strong well results. We are also actively reviewing acreage opportunites to continue to grow our leasehold.”

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is approximately 10,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400, ext. 31